Exhibit 99.1
Tilly's, Inc. Second Quarter Results Beat Expectations
August Comp Trend Improves to Start Third Quarter

Irvine, CA – August 31, 2023 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the second quarter of fiscal 2023 ended July 29, 2023.
"After a slow start to the second quarter in May, the trend of our comp sales improved for the remainder of the quarter and our prudent expense management drove better than expected results for the second quarter," commented Ed Thomas, President and Chief Executive Officer. "We remain cautiously optimistic about the trend of our business considering the sequential improvement in our comp sales trend during fiscal August amid the peak of the back-to-school season to start the third quarter."
Operating Results Overview
Fiscal 2023 Second Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the second quarter of fiscal 2023 ended July 29, 2023 versus the second quarter of fiscal 2022 ended July 30, 2022.
•Total net sales were $160.0 million, a decrease of $8.4 million or 5.0%, compared to $168.3 million last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 8.5%.
◦Net sales from physical stores were $129.8 million, a decrease of $7.3 million or 5.3%, compared to $137.1 million last year, with a comparable store net sales decrease of 9.3%. Net sales from physical stores represented 81.1% of total net sales compared to 81.5% of total net sales last year. The Company ended the second quarter with 246 total stores compared to 242 total stores at the end of the second quarter last year.
◦Net sales from e-com were $30.2 million, a decrease of $1.1 million or 3.4%, compared to $31.2 million last year. E-com net sales represented 18.9% of total net sales compared to 18.5% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $44.3 million, or 27.7% of net sales, compared to $52.0 million, or 30.9% of net sales, last year. Buying, distribution, and occupancy costs deleveraged by 170 basis points and increased by $0.9 million collectively, predominantly due to occupancy costs, as a result of operating 4 net additional stores and carrying these costs against a lower level of net sales this year. Product margins declined by 150 basis points primarily due to increased markdowns and estimated inventory valuation reserves.
•Selling, general and administrative ("SG&A") expenses were $47.0 million, or 29.4% of net sales, compared to $46.8 million, or 27.8% of net sales, last year. Primary SG&A increases were attributable to non-cash store impairment charges of $0.8 million and increased corporate payroll and related benefits expenses of $0.4 million due to the impact of wage increases associated with employee retention. These increases were partially offset by smaller savings across several expense line items.
•Operating loss was $(2.7) million, or (1.7)% of net sales, compared to operating income of $5.2 million, or 3.1% of net sales, last year, due to the combined impact of the factors noted above.
•Other income was $1.2 million compared to $0.2 million last year, primarily attributable to earning significantly higher rates of return on our marketable securities compared to last year.
•Income tax benefit was $(0.3) million, or 23.2% of pre-tax loss, compared to income tax expense of $1.5 million, or 28.4% of pre-tax income, last year. The decrease in the effective income tax rate was primarily attributable to decrease in pre-tax income and discrete income tax items associated with stock-based compensation.

•Net loss was $(1.1) million, or $(0.04) per share, compared to net income of $3.8 million, or $0.13 per diluted share, last year. Weighted average shares were 29.8 million this year compared to 30.2 million diluted shares last year.
Fiscal 2023 First Half Operating Results Overview
The following comparisons refer to the Company's operating results for the first half of fiscal 2023 ended July 29, 2023 versus the first half of fiscal 2022 ended July 30, 2022.
•Total net sales were $283.6 million, a decrease of $30.5 million or 9.7%, compared to $314.1 million last year. Total comparable net sales, including both physical stores and e-com, decreased by 12.7%.
◦Net sales from physical stores were $227.6 million, a decrease of $27.0 million or 10.6%, compared to $254.6 million last year, with a comparable store net sales decrease of 14.0%. Net sales from physical stores represented 80.3% of total net sales compared to 81.1% of total net sales last year.
◦Net sales from e-com were $56.0 million, a decrease of $3.5 million or 6.0%, compared to $59.5 million last year. E-com net sales represented 19.7% of total net sales compared to 18.9% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $70.3 million, or 24.8% of net sales, compared to $95.8 million, or 30.5% of net sales, last year. Buying, distribution, and occupancy costs deleveraged by 360 basis points and increased by $3.3 million collectively, predominantly due to occupancy costs, as a result of operating 4 net additional stores and carrying these costs against a lower level of net sales this year. Product margins declined by 210 basis points primarily due to increased markdowns and estimated inventory valuation reserves.
•SG&A expenses were $90.2 million, or 31.8% of net sales, compared to $89.5 million, or 28.5% of net sales, last year. The $0.7 million increase in SG&A was primarily due to a $1.1 million increase in corporate payroll and related benefits expenses, primarily due to the impact of wage increases associated with employee retention and $0.9 million of non-cash store impairment charges. Partially offsetting this increase was a $0.6 million reduction in store payroll and related benefits through a reduction in total store payroll hours, despite operating 4 net additional stores and absorbing an average 7% hourly wage rate increase compared to last year, and several other smaller expense reductions across various expense line items.
•Operating loss was $(19.9) million, or (7.0)% of net sales, compared to operating income of $6.3 million, or 2.0% of net sales, last year, due to the combined impact of the factors noted above.
•Other income was $2.3 million compared to $0.2 million last year, primarily due to earning significantly higher rates of return on our marketable securities compared to last year.
•Income tax benefit was $(4.6) million, or 25.9% of pre-tax loss, compared to income tax expense of $1.8 million, or 28.2% of pre-tax income, last year. The decrease in the effective income tax rate was primarily attributable to a decrease in pre-tax income and discrete income tax items associated with stock-based compensation.
•Net loss was $(13.1) million, or $(0.44) per share, compared to net income of $4.6 million, or $0.15 per diluted share, last year. Weighted average shares were 29.8 million this year compared to 30.6 million diluted shares last year.
Balance Sheet and Liquidity
As of July 29, 2023, the Company had $104.3 million of cash and marketable securities and no debt outstanding compared to $116.4 million and no debt outstanding at the end of the second quarter last year. The Company ended the second quarter with inventories at cost up 0.8% per square foot while unit inventories were down 2.9% per square foot compared to last year.
Total year-to-date capital expenditures at the end of the second quarter were $6.3 million this year compared to $6.9 million last year. For fiscal 2023 as a whole, the Company expects its total capital expenditures to be approximately $15 million to $17 million, inclusive of 7 total new stores and upgrades to certain distribution and information technology systems.
Fiscal 2023 Third Quarter Outlook
Total comparable net sales through August 29, 2023, including both physical stores and e-com, decreased by 3.9% relative to the comparable period of last year. Based on current and historical trends, including fiscal August historically representing just over 50% of total third quarter net sales volume, the Company currently estimates that its fiscal 2023 third quarter net sales will be in the range of approximately $166 million to $171 million, translating to an estimated comparable net sales decrease in the range of approximately 5% to 8% for the third quarter of fiscal 2023 compared to last year. The Company anticipates that its comparable net sales results may decelerate following the need-based purchasing period during the month of August amid the peak of the back-to-school season. The Company currently estimates its SG&A expenses for the third quarter of fiscal 2023 to be approximately $50 million, pre-tax loss to be in the range of approximately $(1.8) million to $(4.3) million, and estimated income tax rate to be approximately 26%. The Company currently expects its loss per share for the third quarter of fiscal 2023 to be in the range of $(0.05) to $(0.11) based on estimated weighted average shares of approximately 29.8 million. The Company expects to have 249 stores open at the end of the third quarter, a net increase of two stores from the end of last year's third quarter.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, August 31, 2023, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 7, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10181176.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 247 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	July 29, 2023	January 28, 2023	July 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$54,578	$73,526	$85,510
Marketable securities	49,700	39,753	30,874
Receivables	10,922	9,240	14,635
Merchandise inventories	91,251	62,117	89,295
Prepaid expenses and other current assets	9,209	17,762	13,775
Total current assets	215,660	202,398	234,089
Operating lease assets	224,537	212,845	221,114
Property and equipment, net	48,353	50,635	49,178
Deferred tax assets	12,973	8,497	11,526
Other assets	1,764	1,377	1,581
TOTAL ASSETS	$503,287	$475,752	$517,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,763	$15,956	$47,942
Accrued expenses	18,972	15,889	23,506
Deferred revenue	14,012	16,103	14,312
Accrued compensation and benefits	8,358	8,183	7,445
Current portion of operating lease liabilities	51,243	48,864	51,007
Current portion of operating lease liabilities, related party	2,977	2,839	2,705
Other liabilities	425	470	727
Total current liabilities	140,750	108,304	147,644
Long-term liabilities:
Noncurrent portion of operating lease liabilities	176,310	167,913	173,916
Noncurrent portion of operating lease liabilities, related party	20,865	22,388	23,842
Other liabilities	447	349	518
Total long-term liabilities	197,622	190,650	198,276
Total liabilities	338,372	298,954	345,920
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	171,195	170,033	168,120
(Accumulated deficit) retained earnings	(6,563)	6,530	3,372
Accumulated other comprehensive income	253	205	46
Total stockholders’ equity	164,915	176,798	171,568
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$503,287	$475,752	$517,488

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net sales	$159,951	$168,308	$283,588	$314,083

Cost of goods sold (includes buying, distribution, and occupancy costs)	114,704	115,424	211,472	216,524
Rent expense, related party	931	902	1,862	1,762
Total cost of goods sold (includes buying, distribution, and occupancy costs)	115,635	116,326	213,334	218,286
Gross profit	44,316	51,982	70,254	95,797

Selling, general and administrative expenses	46,868	46,697	89,934	89,271
Rent expense, related party	133	133	266	266
Total selling, general and administrative expenses	47,001	46,830	90,200	89,537

Operating (loss) income	(2,685)	5,152	(19,946)	6,260
Other income, net	1,220	183	2,284	187
(Loss) income before income taxes	(1,465)	5,335	(17,662)	6,447
Income tax (benefit) expense	(340)	1,516	(4,569)	1,815
Net (loss) income	$(1,125)	$3,819	$(13,093)	$4,632
Basic (loss) earnings per share of Class A and Class B common stock	$(0.04)	$0.13	$(0.44)	$0.15
Diluted (loss) earnings per share of Class A and Class B common stock	$(0.04)	$0.13	$(0.44)	$0.15
Weighted average basic shares outstanding	29,831	30,021	29,815	30,392
Weighted average diluted shares outstanding	29,831	30,186	29,815	30,619

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022
Cash flows from operating activities
Net (loss) income	$(13,093)	$4,632
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	6,457	7,003
Stock-based compensation expense	1,078	1,151
Impairment of assets	955	13
Loss on disposal of assets	28	77
Gain on sales and maturities of marketable securities	(961)	(94)
Deferred income taxes	(4,476)	(79)
Changes in operating assets and liabilities:
Receivables	(801)	(5,203)
Merchandise inventories	(29,134)	(23,650)
Prepaid expenses and other assets	8,230	2,609
Accounts payable	28,768	19,773
Accrued expenses	4,274	2,624
Accrued compensation and benefits	175	(9,611)
Operating lease liabilities	(2,994)	(3,082)
Deferred revenue	(2,091)	(2,784)
Other liabilities	(314)	(494)
Net cash used in operating activities	(3,899)	(7,115)

Cash flows from investing activities
Proceeds from maturities of marketable securities	45,081	96,240
Purchases of marketable securities	(53,904)	(29,947)
Purchases of property and equipment	(6,310)	(6,894)
Net cash (used in) provided by investing activities	(15,133)	59,399

Cash flows from financing activities
Share repurchases related to share repurchase program	—	(9,015)
Proceeds from exercise of stock options	84	40
Net cash provided by (used in) financing activities	84	(8,975)

Change in cash and cash equivalents	(18,948)	43,309
Cash and cash equivalents, beginning of period	73,526	42,201
Cash and cash equivalents, end of period	$54,578	$85,510

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2022 Q1	241	—	—	241	1,764
2022 Q2	241	2	1	242	1,767
2022 Q3	242	5	—	247	1,800
2022 Q4	247	4	2	249	1,818
2023 Q1	249	1	2	248	1,809
2023 Q2	248	—	2	246	1,792

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com